December 2008 Pricing Sheet dated December 19, 2008 relating to Amendment No. 1 to Preliminary Terms No. 813 dated December 8, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Commodity-Linked Capital Protected Notes due December 29, 2010
Based on the Price of Gold
PRICING TERMS – DECEMBER 19, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$6,539,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	December 19, 2008
Original issue date:	December 29, 2008 (5 business days after the pricing date)
Maturity date:	December 29, 2010
Principal protection:	100% at maturity
Interest:	None
Underlying commodity:	Gold
Payment at maturity:	$1,000 + supplemental redemption amount (if any), subject to the maximum payment at maturity.
Supplemental redemption amount:	$1,000 x gold performance x participation rate; provided that the supplemental redemption amount will not be less than zero and will not be more than $290.
Participation rate:	100%
Maximum payment at maturity:	$1,290 per note (129% of the stated principal amount)
Gold performance:	(final gold price – initial gold price) / initial gold price
Gold price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

Initial gold price:	$835.75, the gold price on the pricing date
Final gold price:	The gold price on the determination date
Determination date:	December 21, 2010, subject to postponement for certain market disruption events
CUSIP:	617482DJ0
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	2.0%	98.0%
Total	$6,539,000	$130,780	$6,408,220

(1)      For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Terms No. 813 dated December 8, 2008
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  IN ADDITION, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.